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                                                                      EXHIBIT 99

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04/26/01
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                       WILLIAMS' 1ST QUARTER RESULTS FROM
                     CONTINUING OPERATIONS MORE THAN DOUBLE
                                   LAST YEAR

TULSA -- Williams (NYSE: WMB) today announced unaudited first quarter 2001 results from continuing operations of $378.3 million, or 78 cents per share, compared with a restated $138.9 million, or 31 cents per share, for the same period last year.

"This great start to the year saw most of our energy businesses achieving year-over-year improvement in financial performance. We continue to benefit from generally favorable market conditions in most of the industry sectors in which we operate and from our strategy of expanding the productive capacity of the company," said Keith Bailey, chairman, president and chief executive officer. "As we look out over the balance of the year, we anticipate that favorable market conditions will continue, as will our commitment to invest in our capacity to produce results for all of our stakeholders.

"Based on this quarter's results and our view of the balance of the year, we are again adjusting our estimates for 2001, anticipating results of from $2.10 to $2.20 per share," he said.

Bailey will lead a conference call today at 9 a.m. Eastern to discuss financial and operating performance. The live webcast and replays may be accessed from http://www.williams.com.

Results of Williams Communications, which was spun off to shareholders earlier this week, are reported as discontinued operations. Williams' prior-period consolidated financial results have been restated as a result of this transaction. Following is a summary of Williams' major business groups:

Gas Pipeline, which provides natural gas transportation and storage services through systems that span the United States, reported first quarter 2001 segment profit of $204 million, compared with $197.3 million during the same period a year ago.


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The improvement primarily was due to the benefit of increased revenues from new capital investments and reduced general and administrative expense.

Williams is actively developing 10 major and numerous smaller projects in virtually every area of the country that would expand natural gas transportation and storage infrastructure to more fully serve markets. These would add some 5 billion cubic feet per day of new pipeline capacity, which would boost Williams' total capacity by some 30 percent. In-service dates for these projects range from this summer into 2003. More than 60 percent of the new pipeline capacity is destined to fuel the generation of electricity.

During the first quarter, Williams received emergency federal government approval to significantly expand pipeline capacity into Southern California by the middle of this summer, and the company plans to eventually double the capacity of the Kern River system. In addition, approval was won to move forward with Gulfstream, a major new pipeline to serve Florida. Williams also announced three open seasons to expand capacity in areas of the East, Southeast and Northwest, and filed to re-activate the Cove Point liquefied natural gas import facility on the Maryland coast.

Energy Services, which provides a full spectrum of traditional and advanced energy products and services, reported first quarter 2001 combined segment profit of $600.5 million vs. a restated $208.3 million during the same period a year ago. Results of the major business segments within Energy Services are:

Energy Marketing & Trading, which provides energy commodities marketing and trading and price risk management services, reported first quarter segment profit of $484.5 million vs. $77.8 million for the same period last year. The increase primarily was due to substantially higher results from electric power and natural gas proprietary trading activities, increased structured transactions and additional value created in trading in cash markets. Physical power volumes during the first quarter of 2001 were approximately two and one-half times greater than the year-ago period.

Major steps were taken during the first quarter to further expand Williams' electric power portfolio and strengthen its geographic reach into the Midwest and Southeast. Exiting 2000 with more than 8,900 megawatts, transactions were executed during the first three months of 2001 to bring the total portfolio to nearly 15,000 megawatts, with a goal to grow to 25,000 megawatts within three years and 40,000 within five years.

Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids transportation, fractionation and storage services, reported first quarter segment profit of $37.8 million vs. $82.5 million for the same period last year. The decrease primarily was due to lower liquids margins, resulting from average natural gas prices that were 180 percent higher than during the

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same period last year. Domestic liquids margins averaged 1.7 cents per gallon during the first quarter of 2001, compared with 18.2 cents per gallon during the same period last year. In addition, transportation volumes were lower due to ethane rejection at several plants in a low-margin environment.

Petroleum Services, which includes refining, convenience stores and travel centers, petroleum products transportation, terminals and distribution, bio-energy and olefins production, reported first quarter segment profit of $32.1 million vs. $28.9 million for the same period last year. The improved results are primarily due to higher refining margins and higher volumes, partially offset by an additional impairment charge related to certain assets designated as held for sale and increased retail losses.

Exploration & Production, which includes natural gas exploration, development and production in basins within the San Juan and Rocky Mountains, Texas, Louisiana and Gulf of Mexico, reported first quarter segment profit of $50.6 million vs. $11.4 million for the first quarter last year. The improvement primarily was due to significant overall price improvements and slightly higher production volumes. Prices on approximately 70 percent of production volumes were hedged prior to the start of the first quarter of this year.

Also included within Energy Services is the International business unit, as well as the results the newly created Williams Energy Partners MLP. Together, these two units reported a segment loss of $3.1 million for the first quarter 2001 vs. a profit of $10.4 million for the same period of last year.

Editors note: Unaudited consolidated net income the first quarter for 2001, which includes the effects of discontinued operations, was $199.2 million, or 41 cents per share, compared with 22 cents per share for the same period last year. Also, the cumulative effect of Williams' adoption of SFAS 133, titled "Accounting for Derivative Instruments and Hedging Activities," is not material to results from operations.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to


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material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION:

Jim Gipson, media             Rick Rodekohr, Investor relations     Richard George, Investor relations
(918) 573-2111                (918) 573-2087                        (918) 573-3679
jim.gipson@williams.com       rick.rodekohr@williams.com            richard.george@williams.com




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